TRANSITION, RELEASE AND CONSULTING AGREEMENT
This Transition, Release and Consulting Agreement (this “Agreement”) is entered into this 19th day of February 2024, by and between Jack D. Springer, an individual (“Executive”), and Malibu Boats, Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive has been employed as the Chief Executive Officer of the Company, pursuant to the terms of Executive’s Employment Agreement with the Company, dated as of February 5, 2014 (the “Employment Agreement”);
WHEREAS, Executive and the Company mutually desire for Executive’s employment with the Company to continue for a transitional period on the terms set forth in this Agreement, and at the end of such period, for Executive to continue providing consulting services to the Company pursuant to the terms set forth herein; and
WHEREAS, the Company and Executive desire to enter into this Agreement upon the terms set forth herein.
NOW, THEREFORE, in consideration of the covenants undertaken, benefits provided and the releases contained in this Agreement, Executive and the Company agree as follows. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to such terms as set forth in the Employment Agreement.
1.Transition Period. The Company and Executive hereby agree that Executive shall remain employed as the Company’s Chief Executive Officer for the period (the “Transition Period”) beginning on the date hereof and continuing until the earlier of (i) May 17, 2024 or (ii) such date as determined by the Company (the “Separation Date”). During the Transition Period, Executive shall continue to have the same duties set forth in Section 1 of the Employment Agreement and shall continue to comply with Executive’s duties and obligations under the Employment Agreement. During the Transition Period, Executive shall continue to receive the same Salary set forth in Section 3(a) of the Employment Agreement (currently $920,000) and shall be entitled to receive the same benefits set forth in Section 4 of the Employment Agreement. Notwithstanding the foregoing, Executive hereby agrees that he shall not be entitled to an Annual Bonus with respect to the 2024 fiscal year.

2.Bring-Down Release. Effective as of the Separation Date, Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Effective as of the Separation Date, Executive hereby confirms that Executive does not hold any position as an officer, director or employee with the Company or any of its affiliates. Upon or promptly following the Separation Date (and in any event within twenty-one (21) days following the Separation Date), Executive hereby agrees to execute an additional release in the same form as included in this Agreement (the “Bring-Down Release”). Executive hereby agrees that the Bring-Down Release will require Executive to acknowledge and agree that (subject to the Executive receiving all payments, benefits, and other remuneration the Executive is entitled to under the Employment Agreement, as modified by this Agreement) Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits. Executive acknowledges that the Company’s obligation to provide benefits in Section 3(A) and (B) below is subject to Executive’s execution of the Bring-Down Release and non-revocation of the Bring-Down Release pursuant to any revocation rights afforded by applicable law.

3.Termination Benefits.

a.As of the Separation Date, Executive shall be entitled to receive the Severance Payments set forth in Section 5(d)(2) of the Employment Agreement (with the amount of the cash Severance Payment based on Executive’s current annual base salary of $920,000).

b. Executive shall continue to be considered a “Eligible Person” as defined under the Company’s Long-Term Incentive Plan for purposes of his outstanding equity awards through the end of the Consulting Term. Notwithstanding the foregoing, if Executive breaches any of the Protective Covenants described in Section 7, Executive will forfeit (i) any portion of any equity awards that vested during the Consulting Term prior to the date of such breach (and any such award and any proceeds therefrom shall be subject to clawback by the Company) and (ii) all of Executive’s remaining unvested equity awards.

4.Release.

a.General. In exchange for the Company’s promises contained in this Agreement, Executive, on behalf of himself and all of his heirs, successors, and assigns, agrees to irrevocably and unconditionally release any and all Claims Executive may now have against the Company and other parties as set forth in this Section 4.

b.Released Parties. The “Released Parties” are the Company, all related companies, partnerships, subsidiaries, predecessors, and assigns, their parents and subsidiaries, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

c.Claims Released. Executive understands and agrees that Executive is releasing all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Released Parties (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Released Party, Executive’s separation from Executive’s position as an officer, director, employee, manager and/or member, as applicable, of any Released Party, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Released Parties, or any of them, committed or omitted prior to the date of this Agreement, including but not limited to any claim under Tennessee law, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act of 1974, and all other federal, state, or local laws or regulations prohibiting employment discrimination or retaliation or protecting employee rights as well as claims for other tortious or unlawful conduct (the “Claims”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment or services with the Company in accordance with the applicable terms of such awards, including any vesting provided in Section 3(B) (and subject to any limited period in which to exercise such awards following such termination of employment or services); (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. For clarity, and as required by law, such waiver does not prevent Executive from filing a whistleblower claim or accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

d.Knowing and Voluntary. Executive represents and agrees that Executive has thoroughly considered all aspects of this Agreement, that Executive has had the opportunity to discuss this matter with Executive’s attorney, that Executive has read carefully and understand fully all of the provisions of this Agreement and that Executive is entering into this Agreement voluntarily. Executive further understands and acknowledges that the Company is relying on this and all other representations that he has made herein.

e.Pursuit of Released Claims. Except as specifically identified above, Executive has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive, and promises never to file or prosecute a lawsuit or complaint based on such Claims (other than whistleblower claims and any other Claims protected by applicable law).

f.Non-Admission of Liability. Executive agrees that this Agreement is not an admission of guilt or wrongdoing by any Released Party and acknowledges that the Released Parties deny that they have engaged in wrongdoing of any kind or nature.

5.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
a.In return for this Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Agreement;
b.Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;
d.Executive was given a copy of this Agreement on February 19, 2024 and informed that he had twenty one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;
e.Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Agreement;
f.Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
6.Consulting Term.
a.Beginning on the Separation Date and continuing through the two-year anniversary thereof (the “Consulting Term”), Executive agrees to provide such consulting services to the Company as are reasonably requested by the Board of Directors of the Company (the “Board”) from time to time (the “Consulting Services”). Executive shall have the option to renew the Consulting Term for an additional two-year term (the “Renewal Term”). Executive must notify the Company of his intent to renew the Consulting Term in writing at least thirty (30) days prior to the end of the Consulting Term.

b.Executive and the Company agree that in no event will the Company require, nor will Executive perform, a level of services during such period that would result in Executive not having a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its affiliates on the Separation Date. The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Executive. Executive acknowledges and agrees that his status at all times during the Consulting Term shall be that of an independent contractor, and that Executive shall have the right to control and determine the method and means of performing the Consulting Services. Executive hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose during the Consulting Term.

c.Executive may choose to terminate the Consulting Services at any time prior to the end of the Consulting Term, or any renewal thereof, by notice to the Board. The Company may choose to terminate the Consulting Services by notice to the Executive at any time prior to the end of the Consulting Term for Cause. In the event that the Consulting Services are terminated for Cause by the Company or by the Executive for any reason, the Consulting Term shall terminate immediately and Executive shall not be eligible for any additional compensation or benefits hereunder.

7.Compliance with Protective Covenants.

a.Executive hereby agrees to comply with all of the protective covenants set forth in Sections 6, 7 and 8 of the Employment Agreement following the Separation Date (the “Protective Covenants”). Notwithstanding the foregoing, the noncompetition covenant set forth in Section 7 of the Employment Agreement shall remain in effect (i) through the two-year anniversary of the Separation Date and (ii) should Executive enter into a Renewal Term, through the end of the Renewal Term. To the extent there is any conflict between the terms of this Agreement and the Employment Agreement, this Agreement shall control.

b.For purposes of clarity, Executive understands and acknowledges that nothing in this Agreement or the Protective Covenants is intended to limit Executive’s right (i) to discuss the terms, wages, and working conditions of Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law (including providing documents to such official or attorney without notice to the Company), or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such Confidential Information, except pursuant to court order. Further, pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal.

8.No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
9.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
10.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
11.Successors. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement by operation of law or otherwise.
12.Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TENNESSEE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF TENNESSEE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF TENNESSEE, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
13.Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
14.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
if to the Company:
Malibu Boats, Inc.
5075 Kimberly Way
Loudon, Tennessee 37774
Attn: Board of Directors

if to the Executive, to the address most recently on file in the records of the Company.

15.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
17.Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.
18.Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Tennessee that the foregoing is true and correct.

EXECUTED this 19th day of February 2024.

“Executive”
/s/ Jack D. Springer
Print Name: Jack D. Springer

Malibu Boats, Inc.
a Delaware corporation,
By:     /s/ Bruce Beckman
Name: Bruce Beckman
Title: Chief Financial Officer

ENDORSEMENT
I, Jack D. Springer, hereby acknowledge that I was given twenty one (21) days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the United States and the State of Tennessee that the foregoing is true and correct.

EXECUTED this 19th day of February 2024.
/s/ Jack D. Springer
Print Name: Jack D. Springer